Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE2 Class A-1
Payment Date	10/25/2002

Servicing Certificate
Beginning Pool Balance	334,834,083.83
Beginning PFA	0.00
Ending Pool Balance	321,067,215.62
Ending PFA Balance	-
Principal Collections	17,806,103.45
Principal Draws	4,233,627.22
Net Principal Collections	13,622,051.30
Active Loan Count	13,448

Current Month Repurchases	49,575.07
Current Month Repurchases - Due to Delinquency	-

Interest Collections	1,707,563.72

Weighted Average Net Loan Rate	5.60240%
Substitution Adjustment Amount	0.00

Note Rate	2.03375%

Term Notes	Amount	Factor
Beginning Balance	325,538,914.59	0.7210563
Ending Balance	311,451,100.99	0.6898524
Principal	14,087,813.60	31.2039728
Interest	551,720.64	1.2220403
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	650,690.57

Beginning Overcollateralization Amount	9,295,169.24
Overcollateralization Amount Increase (Decrease)	320,945.39
Outstanding Overcollateralization Amount	9,616,114.63
Overcollateralization Target Amount	9,616,114.63

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number
	Balance	of Loans
Delinquent Loans (30 Days)*	3,928,606.25	147
Delinquent Loans (60 Days)*	1,474,099.40	47
Delinquent Loans (90 Days)*	900,902.35	32
Delinquent Loans (120 Days)*	474,350.56	20
Delinquent Loans (150 Days)*	482,702.24	17
Delinquent Loans (180 Days)*	1,715,302.13	45
Foreclosed Loans	1,109,088.47	27
REO	38,555.54	1

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	4,239,948.91
Current Month Loss Amount	144,816.91
Current Month Recoveries	1,375.00
Ending Loss Amount	4,383,390.82

	Special Hazard	Fraud
Beginning Amount	0.00	0.00
Current Month Loss Amount	0.00	0.00
Ending Amount	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
CIA Remaining Balance due to GMAC - End of Pre-Funding Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00